EXHIBIT 6B

SOFTWARE DEVELOPMENT AGREEMENT

Link Group International Software Development Agreement

This Agreement (the “Agreement”) is made and entered into as of this 15th day of June 2020 (the “Effective Date”), by and between Link Group International, a Georgia corporation having a place of business located at 3255 Lawrenceville Suwanee RD P-147 Suwanee, GA 30024 (hereinafter “LGI”), and BG Group, a Georgia corporation, with its principal offices located at 3675 Crestwood Pkwy STE 400 Duluth, GA 30096 (hereinafter “BH”).

WITNESSETH

WHEREAS LGI is in the business of providing event planning, management and staffing and management services and a platform for temporary staffing of clerical personnel and permanent placement of clerical and management personnel (hereinafter “SM Service” or “SM”);

WHEREAS BH is in the business of providing technical services relating to the design, development, implementation, enhancement and maintenance of computer hardware, software and application systems; and

WHEREAS LGI wishes to retain the services of BH for the purpose of development, implementation, enhancement and maintenance of certain software applications, hardware configurations and automated systems critical to the delivery of LGI services to its customers;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

a.	“Application Software” means, collectively, the LGI Web Application, LGI Server Application and any other software module, component, routine or source code developed by BH hereunder.

b.	“LGI Web Application” means the software subsystems, systems components and applications executing on LGI Web interface.

c.	“LGI Server Application” means the software subsystems, systems components and applications necessary to provide the operational functionality supporting LGI SM server operations.

d.

“LGI Solution” means, collectively, all of the web-based software applications and communication interfaces that comprise the operational environment supporting LGI operations on event site, enrollment, internet portals and search engines.

1) Staff Profile Management (“SPM”), a management tool for us to hold all contractor relationship information such as contact information, sales history, relationship class – contractor and employee.

2) Staff Search Engine (“SSE”), a search tool for clients to find a right staff which tracks the history of staff’s work and search profiles per clients’ criteria.

3) Staff Job Management (“SJT”), a management tool for clients to manage jobs and post them at the Job Posting Board (“JPB”), which has functions such as income and expenses, create and manage estimates and instant sales and profit reports at the back office.

2.	SCOPE OF SERVICES.

a.

In General. Pursuant to the terms and conditions of this Agreement, BH agrees to use its best efforts to provide the services and complete the work agreed upon and described herein, in order to deliver the Application Software, including user and technical documentation thereto, as described in Exhibit 1 (Project Description/Statement of Work) attached hereto. LGI reserves the right to modify the Project Description/Statement of Work from time to time during the term hereof upon reasonable notice to BH.

1

b.

Technical System Design. BH shall develop the technical design for the Application Software (the “System Design Specification”) in consultation with LGI and using the Agile process and other development tools described in Exhibit 2 (Development Tools). The System Design Specification shall include hardware and software specifications; performance specifications; a narrative description of the system; a description of all input data (such as type, size, range of expected values, and relationship to other data); a description and pictures of all screens, including sequence diagrams; and definitions and descriptions of all outputs and reports to be generated and the process for generating them. BH shall deliver the completed System Design Specification to LGI no later than 60 days after the Effective Date. LGI shall have twenty (20) days after receipt thereof to accept or reject the System Design Specification in writing. If LGI rejects the System Design Specification, LGI shall specify in writing the grounds for rejection and BH shall use its best efforts to correct the design within twenty (20) days after notice of rejection. If LGI rejects the System Design Specification a second time, LGI shall have the option to repeat the procedure in this subsection or terminate this Agreement in accordance with Section 9.c (Termination for Cause).

c.

Development Tools. BH agrees to use the software development tools, integrated development environments, software development kits and other development aids specified by LGI (the “Development Tools”), to develop the Application Software. A list of the Development Tools as of the Effective Date is set forth in Exhibit 2 (Development Tools) attached hereto. LGI reserves the right to modify the Development Tools from time to time during the term hereof, upon reasonable notice to BH.

d.

Development Systems. BH agrees to provide its personnel with the personal computer systems, application Programs, and network infrastructure necessary for each individual to discharge their tasks and responsibilities necessary to complete the Application Software. BH further agrees that the costs of these items are included in the billing rates for each BH employee provided under this Agreement and that BH is responsible for all costs therefor. LGI agrees to provide all hardware, operating system software, third party application software and other system components and network infrastructure necessary to support the development and deployment of the Application Software including development servers, source code repositories, deployment systems, kiosk configurations and other hardware and software components necessary to implement the Application Software in the LGI operational environment.

3.	WORK POLICY; PERSONNEL.

a.

Project Managers. Both parties shall designate a project manager to serve as the main point of contact between the parties (the “BH Project Manager” and the “LGI Project Manager”, respectively). The scope of the services provided by BH and conduct of the BH personnel engaged in the provision of services that is not specifically outlined in this Agreement must be coordinated with and assented to by the LGI Project Manager at all times.

b.	Continuity of BH Personnel. BH will use its best efforts to ensure the continuity of BH employees assigned to perform the services hereunder.

c.

Reports. BH will submit to LGI a written status report describing its activities during the preceding two (2) week period, including the current status of activities (with an explanatory narrative when appropriate). The precise content and format of the status report shall be determined by the parties.

d.	Compliance with Security Policies. BH personnel shall observe and comply with LGI’s reasonable and standard security procedures, rules, regulations and policies.

e.

Assignment of Personnel. If any BH personnel performing services hereunder is, in LGI’s reasonable discretion, determined to be unacceptable to LGI for any reason, BH agrees, upon written notice from LGI, to expeditiously remove such individual from the project and assign an acceptable substitute person, in a reasonably expeditious manner, to fulfill the obligations of the individual so removed.

f.

Non-Solicitation. Unless otherwise agreed to in writing, neither party shall solicit the other party’s personnel for employment during the term of this Agreement and for a period of two (2) years thereafter.

2

g.

Relationship of Parties. BH agrees and represents that it is an independent contractor and neither BH nor BH’s employees are agents or employees of LGI for federal tax purposes or for any other purpose whatsoever. BH personnel are not entitled to any employee benefits provided by LGI. BH assumes sole and complete responsibility for any and all acts of BH employees. BH and its employees have no authority to make commitments or enter into contracts or binding agreements of any kind on behalf of LGI, or otherwise obligate LGI in any manner whatsoever. BH is solely responsible for the compensation of all BH employees assigned to perform services hereunder, including the payment of worker’s compensation, disability, wages and benefits, providing unemployment and other similar insurance, and withholding income and other taxes as required by law.

4.

ACCEPTANCE.

Each software application delivered hereunder, including the LGI Server Application, shall be subject to acceptance testing by LGI for substantial conformance to the System Design Specification. If the delivered software application fails to substantially conform to the applicable System Design Specification, LGI shall notify BH within twenty (20) business days of receiving the software application, and shall specify any failures with sufficient detail to allow BH to reproduce such failures (the “Rejection Notice”). Within twenty (20) business days of the receipt of a Rejection Notice, BH shall correct the specified failures in the software application, or provide a written estimate of the cost and time required to correct the failures, unless such failures are caused by deficient provision of services by BH. Each software application resubmitted to LGI after the receipt of a Rejection Notice therefor shall be subject to the acceptance testing requirements described above. If any software application is so rejected five or more times, LGI may terminate this Agreement in accordance with Section 9.c (Termination for Cause).

5.	OWNERSHIP.

a.

Ownership. This Agreement is a contract for “work for hire”. The parties agree that LGI is the rightful and exclusive owner of all Work Product. “Work Product” means the materials, software, tools, data, inventions, works of authorship and other innovations of any kind, including, without limitation, any deliverables under the Project Description/Statement of Work, and any improvements or modifications to LGI proprietary computer software Programs or related materials that BH may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the services hereunder or as a result of providing such services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection, and any and all related patents, patent applications, trademarks, copyrights, trade secrets, and other proprietary rights. BH further agrees that since LGI is the rightful owner of all Work Product created under this Agreement, BH agrees not to use any software developed hereunder in any software development work which BH performs for any other party. BH hereby grants and assigns to LGI all right, title and interest to all Work Product created hereunder, except as otherwise provided in subsection d (Existing Technology) below. Nothing in this Agreement or otherwise shall be construed to prevent BH from using general know-how, expertise, skill and understanding possessed prior to or gained during the course of performing the services hereunder.

b.

Assignment of Copyright and Patent Rights. BH does hereby sell, assign and transfer to LGI all right, title and interest in and to the Work Product and all copyright and patent rights to which BH may be entitled by way of creation or invention. BH shall cooperate with LGI with respect to any copyright registration and/or patent application (and in the prosecution thereof) LGI may determine to file.

b.

Deliverables. BH agrees that upon completion or termination of this Agreement, for whatever cause and without regard to whether all Application Software has been completed or accepted, one copy of all Work Product, including notebooks, data, information, source code, object code and technical documentation, and other material acquired or compiled by BH related to the services provided and the Application Software, shall be delivered to LGI.

c.

Cooperation by BH. LGI hires BH to develop LGI Solution in any reasonable manner, in the procurement, for LGI’s copyright, trademark and other proprietary rights of LGI Solution in any and all countries. BH agrees to execute, when reasonably requested by LGI, copyright or other similar applications or assignments as may be necessary to protect the rights granted to LGI hereunder. BH will obtain for LGI execution of any such applications or assignments from any employee of BH who develops any Work Product hereunder. In the event that LGI is unable for any reason to obtain BH’s or BH’s employee’s signature on any document lawful or necessary for any purpose set forth in this subsection, including but not limited

3

d.

Existing Technology. BH owns, has developed, has acquired, or has obtained exclusive license rights to certain software, know-how, and trade secrets, and all intellectual property rights therein, prior to or independent of this Agreement (the “BH Background Technology”) that BH deems proprietary. BH shall retain all rights and ownership in all the BH Background Technology. To the extent that any Work Product under this Agreement infringes BH’s rights to the BH Background Technology, BH grants to LGI a perpetual, royalty-free, non-exclusive, sub-licensable and irrevocable right and license to use, modify, and copy such BH Background Technology. Any such license with respect to the BH Background Technology shall be limited solely to LGI’s SM Service, as set forth in this Agreement, and LGI may not use the BH Background Technology for any other Program or purpose.

e.

BH’s Use of the Work Product. If LGI, in its sole discretion, determines not to apply for a patent on any of the Work Product developed by BH during the course of this Agreement, BH may request LGI’s permission to patent such work product at BH’s sole expense. In the event LGI desires to grant BH such permission to pursue a patent on the work product developed hereunder, the terms and conditions under which BH may pursue such a patent shall be set forth in a separate agreement between the parties.

6.	COVENANTS.

a.

BH covenants that the services provided by it hereunder will be of the highest professional quality and conform to all generally accepted practices governing the design and development of application software of the same general nature and complexity.

b.

BH further covenants that BH shall not knowingly introduce through any means, any virus, worm, trap, trap door, back door, or any contaminant or disabling devices, including, but not limited to, timer, clock, counter, or other limiting codes, commands, or instructions intended to damage or disable (“Harmful Code”) the Application Software or any LGI data or other intellectual property used by LGI. In the event BH introduces such Harmful Code, BH shall immediately, and at BH’s sole expense, replace and install all copies of the Application Software containing the Harmful Code.

c.

Notwithstanding anything else contained in this Agreement, the covenants and warranties in this Section 6 shall be deemed to be a warranty for current and future performance and shall continue until and for so long as BH is engaged to provide services to LGI with respect to the Application Software developed hereunder, including the maintenance and enhancement thereof. For the purpose of any applicable statute of limitation or statute of repose, discovery of the breach of this warranty shall be deemed to have been made when LGI first becomes aware of such breach.

7.	FEES AND TERMS OF PAYMENT.

a.

Fees. LGI shall pay BH hourly fees for the services rendered hereunder by BH employees. The applicable fees and payment terms are set forth in Exhibit 3 (Payment Terms) attached hereto. Unless otherwise agreed upon by the parties in writing, in no event shall any fees exceed the fees as they are set forth in Exhibit 3 (Payment Terms).

b.

Expenses. LGI shall reimburse BH for any LGI-approved out-of-pocket expenses incurred by BH in accordance with the payment terms set forth in Exhibit 3 (Payment Terms). BH shall not mark-up or charge a premium for any out-of-pocket expenses necessary to support BH’s duties and responsibilities hereunder.

c.

Taxes. LGI is responsible for paying all taxes levied in connection with the fees and expenses due BH, exclusive of any taxes based on BH’s income, which shall be paid solely by BH. LGI agrees to either pay any tax for which it is responsible directly or to reimburse BH upon receipt of proof of payment by BH.

d.

Audit. BH will use all commercially reasonable efforts to maintain complete and accurate accounting records in connection with the services performed and materials provided hereunder, in accordance with generally accepted accounting principles, to substantiate its charges under this Agreement (the “Records”). LGI shall have the right to appoint an independent certified public accountant (the “Accountant”) to inspect the Records in order to verify the amounts billed to LGI (an “Audit”). LGI may conduct a maximum of one Audit per year. LGI shall provide reasonable prior notice of all Audits, which shall be conducted during regular business hours and at LGI’s sole expense. Any Accountant appointed to conduct an Audit shall not be compensated based on the results of the Audit. The appointment of any Accountant shall be subject to acceptance by BH (which acceptance shall not be unreasonably withheld). The Accountant shall hold all BH information obtained during an Audit in strict confidence and shall not disclose any confidential information obtained during any Audit to any third person or entity, unless (i) to report to LGI BH’s non-compliance with the terms of this Agreement; (ii) it is necessary to establish BH’s non-compliance with the terms of this Agreement in a legal or other proceeding, or (iii) BH provides prior written consent approving the disclosure. The terms of this provision shall survive the termination of this Agreement for a period of two (2) years.

4

8.	REPRESENTATIONS AND WARRANTIES.

a.

BH represents and warrants that: (i) it has the authority and the right to enter into this Agreement, to perform the services and provide the Application Software to be developed hereunder, and that its obligations hereunder are not in conflict with any other BH obligations; (ii) all services will be performed in a competent and professional manner and shall conform in all material aspects to LGI’s requirements expressly set forth in this Agreement; (iii) to its knowledge, neither the Application Software, nor the performance of any services by BH infringe upon or violate the rights of any third party and to its knowledge LGI shall receive free and clear title to all deliverables assigned to it pursuant to Section 5 (Ownership); and (iv) at the time of acceptance and for a period of one (1) year thereafter, the Application Software will substantially conform to the System Design Specification, and as LGI’s sole and exclusive remedy for a breach of the foregoing, BH shall use all commercially reasonable efforts to correct or repair, at no cost to LGI, any defect, malfunction or non-conformity that prevents the Application Software from conforming to the System Design Specification.

b.

Furthermore, except as set forth in Section 5(e), BH warrants and represents that it shall not use any Work Product which it develops for LGI hereunder in the use and development of any software and software code for any other RT service provider or LGI competitor.

c.

Any warranty in this Agreement shall not apply to: (i) altered or damaged Application Software unless altered or damaged by BH, (ii) Application Software any portion of which is incorporated by LGI with, or into, any derivative work or other software without the assistance of BH, or (iii) if the Application Software is subjected to misuse, negligence or abuse by LGI.

9.	TERM AND TERMINATION.

a.

Term. This Agreement shall commence as of the Effective Date and shall continue in full force and effect thereafter until (i) all services required under Exhibit 1 (Project Description/Statement of Work) have been completed, (ii) the Application Software has been developed and accepted by LGI, or (iii) until terminated as provided below.

b.	Termination without Cause. LGI may terminate this Agreement for any reason upon thirty (30) days written notice to BH.

c.

Termination for Cause. In the event of any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement immediately by providing written notice to the other party.

d.

Survival. Upon termination of this Agreement by either party, each party shall turn over to the other party all of the other party’s material, property and Confidential Information, in addition to any other deliverables required upon termination by this Agreement. Sections 1 (Definitions), 5 (Ownership), 7 (Fees and Terms of Payment), 8 (Representations and Warranties), 10.d (Survival), 10 (Indemnification), 11 (Confidential Information), 12 (Advertising), 13 (Governing Law; Interpretation; Severability), 14 (Insurance), 17 (Notices), 18 (Entirety) and 19 (Employee Non-Competition) shall survive termination.

5

e.

Effect of Termination. If this Agreement is terminated under either Section 9(b) or 9(c) by LGI, BH shall, within ten (10) business days of receipt of the notice of termination submit a final invoice to LGI in accordance with Exhibit 3, Section 2 hereof, which invoice shall be paid by LGI in accordance with the provisions of Exhibit 3, Section 2.

10.	INDEMNIFICATION.

a.

BH Defense. BH will, at its own expense, defend and/or handle any claim or action against LGI based on a claim that the Application Software and/or any deliverables furnished to LGI pursuant to this Agreement infringe or are alleged to infringe any U.S. patent, copyright, intellectual or industrial property right or any other similar right including, but not limited to, misappropriation of trade secrets. Notwithstanding the foregoing, BH shall not be liable for any liabilities, losses, damages, costs and expenses, including attorney’s fees, under its indemnification obligation if it is shown that BH’s infringement was not willful or grossly negligent, after BH conducted reasonable diligence. As a condition to BH’s obligations in this Section 10, BH shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement; provided, however, that LGI may participate, at its expense, in such defense or negotiations to protect its interests. As a condition to the foregoing, LGI must promptly notify BH in writing of any claim or action occurring hereunder, and cooperate with, and provide all available information, assistance and authority to BH to defend or settle the action.

b.

Mitigation by BH. If any of the Application Software is, or in the opinion of BH is likely to become, the subject of a claim, suit or proceeding of infringement, BH may in its sole discretion (a) procure, at no cost to LGI, the right to continue using the Application Software; (b) replace or modify the Application Software to render it non-infringing, provided there is no material loss of functionality; or (c) if, in BH’s reasonable opinion neither (a) nor (b) above are commercially feasible, terminate this Agreement and refund the amounts paid by LGI for the Application Software.

c.

No Obligation of BH. The foregoing obligations of BH under Sections 10(a) and 10(b) shall not apply with respect to the Application Software or software Programs portions or components thereof (i) if not supplied by BH; (ii) which are modified by LGI, or a party other than BH working for LGI unless so authorized by BH, if the alleged infringement relates to such modifications; or (iii) combined with other software or hardware not provided by BH. BH agrees to give LGI prompt notice of any such claim or action that could have an adverse impact on LGI’s use or possession of the Application Software.

11.	CONFIDENTIAL INFORMATION.

a.

Scope of Confidentiality. Each party agrees to regard and preserve as confidential all technical, financial and business information related to the business and activities of the other party (the “Disclosing Party”), that may be obtained by such party (the “Receiving Party”) from any source or may be developed as a result of this Agreement (“Confidential Information” of the Disclosing Party). The Receiving Party agrees to hold such information in trust and confidence for the Disclosing Party and not to disclose such Confidential Information to any person, firm or enterprise, or use, directly or indirectly, any such Confidential Information for its own benefit or the benefit of any other party, unless otherwise authorized in writing by the Disclosing Party, and even then, to limit access to and disclosure of such Confidential Information to the Receiving Party’s employees on a need-to-know basis only. Confidential Information shall not be considered confidential if such information is: (i) already known by the Receiving Party free of any restriction at the time it is obtained as evidenced by written records of the Receiving Party; (ii) subsequently learned by the Receiving Party from an independent third party having the right to make such disclosure, free of any restriction; or (iii) becomes available publicly by means other than a wrongful act of the Receiving Party.

b.

Remedy. Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, the other party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any other legal or equitable remedies in the event of a breach hereof.

6

12.

ADVERTISING. Neither party will use the other party’s name or marks or refer to or identify the other party in any advertising or publicity releases, or promotional or marketing correspondence to others, without such party’s written approval, such approval not to be unreasonably withheld.

13.

GOVERNING LAW; INTERPRETATION; SEVERABILITY. This Agreement shall be construed and enforced under the substantive laws of the State of Georgia. Headlines are for reference only and shall not affect the meaning of any terms, covenants or conditions hereof. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will continue unimpaired.

14.

ARBITRATION. The parties agree that any disputes arising out of or related to this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association in the State of Georgia (hereinafter “AAA”), and judgment upon the award may be entered in any court having jurisdiction. A single arbitrator shall be selected according to AAA rules within thirty (30) days of submission of the dispute to AAA. The arbitrator shall conduct the arbitration in accordance with the Evidence Code of the Revised Code of Georgia. Except as expressly provided above, no discovery of any kind shall be taken by either party without the written consent of the other party, provided, however, that either party may seek the arbitrator’s permission to take any deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify at the arbitration. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of Georgia sitting without a jury, and only such power, except that the arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of Georgia or any other applicable law. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

15.

ASSIGNMENT. Except to an entity that succeeds to all or substantially all the business or assets of a party, neither party may assign, transfer or subcontract the performance of its services, or any of its rights and/or obligations hereunder, without the other party’s prior written consent, and any attempt to do so shall be void.

16.

SUBCONTRACTING. BH shall be solely responsible for all its obligations and responsibilities hereunder notwithstanding BH’s use of any subcontractors to provide services hereunder, and regardless of agreement thereto by LGI.

17.

NOTICES. All notices shall be in writing and delivered personally or properly mailed via first class mail, to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned. Any such notice shall be deemed given on the date delivered or when placed in the U.S. Mail as specified above.

18.

ENTIRETY; WAIVER. This Agreement, together with the Exhibits, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any prior or inconsistent agreements, negotiations, representations and promises, oral or written. No modification of this Agreement nor any failure or delay in enforcing any term, exercising any option or requiring performance shall be binding or construed as a waiver unless agreed to in writing by the parties hereto.

19.

EMPLOYEE NON-COMPETITION. During the term of this Agreement, BH employees that are assigned to develop the Application Software shall not perform services or provide material or information, directly or indirectly, to, for, or in support of any Competitor of LGI in connection with a Competitive Project that is substantially similar in form, function, substance, purpose or intent, as performed or provided for in this Agreement. For purposes of this Section, “Competitor” shall mean any firm or enterprise engaged or intending to be designated as a staff management service provider. “Competitive Project” shall be defined as any task or work effort with an intent or result that is or will be substantially similar to any contemplated by this Agreement.

7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Link Group International, Inc		BH Group, LLC

By:	/s/ Gye E. Choi	By:	/s/ James Chang

Name:	Gye E. Choi	Name:	James Chang

Title:	Chief Executive Officer	Title:	President

Date:	June 15, 2020	Date:	June 15, 2020

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

8